Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-184642 on Form S-8 of our report dated February 28, 2014 (September 9, 2014 as to Note 22), relating to the financial statements of The WhiteWave Foods Company and its subsidiaries (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to the allocations of expenses and debt from Dean Foods Company) appearing in this Form 8-K.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
September 9, 2014